Exhibit 99.1

IMUNON Announces $10 Million Registered Direct Offering Priced At-The-Market under Nasdaq Rules

LAWRENCEVILLE, N.J. (July 31, 2024) – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage company in late-stage development with its DNA-mediated immunotherapy, today announced that it has entered into definitive securities purchase agreements for a registered direct offering of its common stock priced at-the-market under Nasdaq rules. In a concurrent private placement and also pursuant to the securities purchase agreements, the Company has agreed to issue to the investors unregistered warrants to purchase shares of common stock. Upon the closing of the offering, which is anticipated to occur on or about August 1, 2024, the Company expects to receive gross proceeds of $10 million, before deducting placement agent fees and other offering expenses payable by the Company. The closing of the offering is subject to customary closing conditions.

H.C. Wainwright & Co. is acting as the lead placement agent for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-placement agent.

Pursuant to the terms of the securities purchase agreements, the Company is selling an aggregate of 5,000,000 registered shares of its common stock, together with unregistered warrants to purchase up to 5,000,000 shares of its common stock, at a purchase price of $2.00 per share and accompanying warrant. The warrants will have an exercise price of $2.00 per share and will be exercisable immediately for a term of five and one-half years following the date of issuance.

The Company intends to use the net proceeds from the financing for working capital and general corporate purposes.

The shares of common stock offered in the registered direct offering are being offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-279425), including a base prospectus, previously filed with the Securities and Exchange Commission (“SEC”) on May 15, 2024 and declared effective by the SEC on May 22, 2024. The offering of the shares of common stock to be issued in the registered direct offering are being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and accompanying base prospectus may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The offer and sale of the warrants in the private placement are being made in a transaction not involving a public offering, and the securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the coding of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the delivery of DNA-coded viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer currently in Phase 2 development. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as IL-12 and interferon gamma, at the tumor site. IMUNON will continue to leverage these modalities and to advance the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions, and to further strengthen IMUNON’s balance sheet through attractive business development opportunities. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the closing of the offering, expectations regarding the use of proceeds from the offering, and the Company’s plans and expectations with respect to its development programs, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions in the offering, uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the SEC. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

IMUNON	LHA Investor Relations
David Gaiero	Kim Sutton Golodetz
978-376-6352	212-838-3777
dgaiero@imunon.com	kgolodetz@lhai.com

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